Exhibit 99.1

FINAL: For Release

NEW YORK & COMPANY, INC. REPORTS POSITIVE COMP STORE SALES AND IMPROVED OPERATING PERFORMANCE IN THE THIRD QUARTER

~ Comp Store Sales Increased 3.0% ~

~ Operating Loss Narrowed to $3.1 Million ~

New York, New York — December 4, 2013 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 513 retail stores, today announced results for the third quarter and nine months ended November 2, 2013.  For the third quarter of fiscal year 2013, net sales were $217.6 million, as compared to $219.3 million for the third quarter of fiscal year 2012.  Comparable store sales for the third quarter of fiscal year 2013 increased 3.0%, with positive comparable sales recorded in each business channel — New York & Company stores, eCommerce, and Outlet stores.  This compares to an increase of 0.7% in comparable stores sales in the prior year’s third quarter.

Selling, general and administrative expenses were managed tightly in the third quarter reflecting decreases to plan in marketing, store expenses, and variable compensation costs.  Total selling, general and administrative expenses were down slightly versus the prior year.

Operating loss for the third quarter of fiscal year 2013 narrowed to $3.1 million, from an operating loss of $3.8 million in the prior year third quarter.

Net loss for the third quarter of fiscal year 2013 was $3.4 million, or $0.05 per diluted share, and compares to a net loss of $3.8 million, or $0.06 per diluted share, in the prior year third quarter.

Gregory Scott, New York & Company’s CEO, stated:  “During the third quarter, we continued to improve our performance and delivered positive comparable store sales and an improvement in operating loss for the third quarter as compared to last year.  We believe that our consistent progress demonstrates that our six keys to success are having a positive impact on our business.  In fact, this marked the Company’s seventh consecutive quarter of improved operating performance versus the respective prior year periods.  While we were pleased with our new product and marketing initiatives, including the extremely successful launch of our partnership with Eva Mendes, we experienced softer traffic patterns than planned in the quarter. Our investments in growth initiatives — Outlets and eCommerce — also continue to contribute solidly to our performance and serve as important channels to enable us to achieve our long term growth potential.”

Mr. Scott continued, “We experienced a solid start to the holiday season driven by our well-planned Thursday/Black Friday and Cyber Monday events.  During the Thursday/Black Friday period, we achieved positive mid-single digit comparable store sales in our New York & Company stores channel and achieved the highest average store volume in the history of our Company.  We were also very pleased to deliver margin improvement versus the prior year during this time period.  While it is still early in the quarter, we believe we have the right initiatives in place to capitalize on the balance of the holiday season and to continue our progress in the final quarter of the year.”

  The Company continues to execute its Six Keys to Success, which include:  Maximizing sales and profitability during peak traffic times of the year; increasing brand awareness and driving traffic; maintaining dominance in wear-to-work while furthering opportunity in the pant and denim category; reducing markdowns through business process improvements; investing in technology to seamlessly integrate all business channels -- ultimately delivering a compelling omni-channel customer experience; and continuing to expand its growing eCommerce and Outlet channels.

During the quarter the Company accomplished the following:

•                        Comparable store sales increased 3.0%, representing the second consecutive quarter with positive comparable store sales across all business channels.

•                        The Company’s eCommerce channel continued to represent an increasing portion of its total business, approximately 10% of total sales in the third quarter of fiscal year 2013 versus 8.4% in the same period last year.

•                        Outlets also continued to be a highly productive and profitable channel for the Company with positive comparable store sales and growth to 9.4% of total sales in the third quarter of fiscal year 2013 versus 8.8% in the same period last year.

•                  Gross profit as a percentage of net sales improved by 20 basis points versus the prior year period, driven by improved product costs and a reduction in buying and occupancy costs.  This resulted in the Company’s highest gross margin performance in the third quarter since fiscal year 2007.

•                  In-line with the Company’s expectations and its previously issued guidance, total quarter-end inventory at cost (including in-transit inventory) increased 5.9% as compared to the end of last year’s third quarter.  Inventory per average store at quarter-end increased 10.6% versus last year, primarily reflecting timing differences due to the shift in the retail calendar.  As the Company moved into the first two weeks of the fourth quarter, inventory levels normalized.

•                        The Company ended the quarter with $37.4 million of cash-on-hand, compared to $23.5 million at the end of last year’s third quarter, and no outstanding borrowings under its revolving credit facility.

•                        The Company remodeled two existing stores, including its location in Columbia, Maryland, where the Company debuted its new store prototype.  In addition, the Company opened six new stores, including five Outlet stores and one New York & Company store, and closed five stores. Thus, ending the quarter with 513 stores versus 536 stores last year, including 50 Outlet stores, and 2.7 million selling square feet in operation.

•                        Capital spending for the third quarter of fiscal year 2013 was $5.6 million, as compared to $4.4 million in last year’s third quarter, reflecting additional Outlet store openings and an increase in information technology expenditures relating to the enhancement of our omni-channel experience, partially offset by fewer remodels.

For the nine months ended November 2, 2013, net sales were $668.2 million, as compared to $674.7 million for the nine months ended October 27, 2012.  Comparable store sales were up 1.0% for the nine months ended November 2, 2013, as compared to a decrease of 0.8% in the prior year period.  Operating loss for the nine months ended November 2, 2013 was $4.1 million; a notable improvement from the prior year’s operating loss of $8.3 million.  Net loss for the nine months ended November 2, 2013 narrowed to $4.5 million, or $0.07 per diluted share.  This compares to the prior year net loss of $8.4 million, or $0.14 per diluted share.

Outlook

As previously disclosed, during the fourth quarter of fiscal year 2012, the Company determined it had adequate information on historical redemption patterns for merchandise credits and utilized this to revise its estimates of redemption rates and the period over which breakage income is recognized, which resulted in a $4.3 million benefit to net sales, gross margin, and operating income.  All comparable store sales figures and “non-GAAP” figures referred to in this release exclude this benefit.  Regarding expectations for the fourth quarter of fiscal year 2013, the Company provided the following:

•                        The Company expects comparable store sales to increase by a low single-digit percentage for the fourth quarter of fiscal year 2013.

•                        Total net sales are expected to decrease by a low single-digit percentage versus last year’s non-GAAP net sales of $287.4 million.  On a GAAP basis, net sales are expected to decrease by a mid single-digit percentage versus last year’s net sales of $291.8 million.  These fourth quarter fiscal year 2013 net sales expectations include the following:

•                  Positive low single-digit comparable store sales gains.

•                  The elimination of the 53rd week recorded in the fiscal year 2012 calendar. As previously disclosed, the Company’s fiscal year is based upon a retail calendar; fiscal year 2013 is a 52-week year, while fiscal year 2012 was a 53-week year with an extra week of sales and expenses occurring late in the fourth quarter.

•                  The Company expects to have 23 fewer stores in operation during the fourth quarter of fiscal year 2013 as compared to the fourth quarter of fiscal year 2012.

•                  The exclusion of the aforementioned one-time benefit of $4.3 million included in the prior year period.

•                  Gross margin is expected to increase between 50 and 150 basis points versus the prior year period non-GAAP gross margin rate of 26.9%.  The improvement in the fourth quarter fiscal year 2013 gross margin rate is driven by the combination of continued improvements in product costs and lower levels of markdowns.  On a GAAP basis, the prior year gross margin rate was 28.0% and included the aforementioned one-time benefit of $4.3 million related to merchandise credits.

•                        Selling, general and administrative expenses are expected to be relatively flat compared to the prior year, reflecting the reduction of expenses for the 53rd week from last year, offset primarily by increased marketing costs related to the Eva Mendes partnership, along with investments in print advertising for the holiday season.

•                        Operating income for the fourth quarter of fiscal year 2013 is projected to be between $3 million and $7 million despite projected lower net sales reflecting the loss of the 53rd week in fiscal year 2013 versus fiscal year 2012.  This compares to non-GAAP adjusted operating income of $6.2 million in the fourth quarter of last year.  On a GAAP basis, year-ago operating income was $10.6 million and included the aforementioned one-time benefit of $4.3 million related to merchandise credits.

•                        The Company expects the effective tax rate for the fourth quarter and full fiscal year 2013 to be approximately 0% excluding certain required state and local taxes which are expected to be approximately $0.2 million per quarter.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance initially recorded in the second quarter of fiscal year 2010, offsetting any future tax provisions or benefits resulting in an approximately 0% effective tax rate.

•                        The Company does not anticipate the need to borrow under its credit facility during the fourth quarter of fiscal year 2013.

•                        The Company expects total inventory at cost (including in-transit inventory) at the end of the fourth quarter of fiscal year 2013 to increase by a high single-digit percentage versus the end of the fourth quarter of last year.  Inventory per average store at the end of the fourth quarter is planned to increase between a high single-digit and low double-digit percentage compared to the end of the fourth quarter of last year, reflecting a modest increase in in-store inventory to support first quarter sales and a more significant increase in in-transit inventory due to the shift forward of the Chinese New Year.

•                  Capital expenditures are expected to be between $7 million and $10 million for the fourth quarter of fiscal year 2013, primarily reflecting continued investments in the Company’s information technology infrastructure, including the replatform of its eCommerce site.  This compares to $4.2 million of capital expenditures in the fourth quarter of last year.  Depreciation expense for the fourth quarter of fiscal year 2013 is estimated at $8 million.

•                        The Company expects to open one new Outlet store and remodel one existing New York & Company location.  The Company also plans to close six to ten New York & Company stores.

•                        The Company plans to end fiscal year 2013 having opened eight new stores, including seven Outlet stores, remodeled seven existing stores and closed between 19 and 23 stores, ending the fiscal year with between 504 and 508 stores, including 51 Outlet stores, and approximately 2.6 million selling square feet.

Conference Call Information

A conference call to discuss the third quarter of fiscal year 2013 results is scheduled for today, Wednesday, December 4, 2013 at 4:30 p.m. Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (888) 397-5352, referencing conference ID number 9800335, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available at 7:30 p.m. Eastern Time on December 4, 2013 until 11:59 p.m. Eastern Time on December 11, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 9800335.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 513 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements, including those under “Outlook” above, can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended November 2, 2013	% of net sales	Three months ended October 27, 2012	% of net sales
Net sales	$217,626	100.0%	$219,250	100.0%

Cost of goods sold, buying and occupancy costs	156,638	72.0%	158,323	72.2%

Gross profit	60,988	28.0%	60,927	27.8%

Selling, general and administrative expenses	64,107	29.4%	64,746	29.5%

Operating loss	(3,119)	(1.4)%	(3,819)	(1.7)%

Interest expense, net of interest income	96	0.1%	91	0.1%

Loss before income taxes	(3,215)	(1.5)%	(3,910)	(1.8)%

Provision (benefit) for income taxes	219	0.1%	(71)	—%

Net loss	$(3,434)	(1.6)%	$(3,839)	(1.8)%

Basic loss per share	$(0.05)		$(0.06)

Diluted loss per share	$(0.05)		$(0.06)

Weighted average shares outstanding:
Basic shares of common stock	62,491		61,583
Diluted shares of common stock	62,491		61,583

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	3.0%	0.7%
Net sales per average selling square foot (a)	$81	$77
Net sales per average store (b)	$424	$408
Average selling square footage per store (c)	5,203	5,291
Ending store count	513	536

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended November 2, 2013	% of net sales	Nine months ended October 27, 2012	% of net sales
Net sales	$668,159	100.0%	$674,676	100.0%

Cost of goods sold, buying and occupancy costs	480,835	72.0%	491,480	72.8%

Gross profit	187,324	28.0%	183,196	27.2%

Selling, general and administrative expenses	191,469	28.6%	191,494	28.4%

Operating loss	(4,145)	(0.6)%	(8,298)	(1.2)%

Interest expense, net of interest income	275	—%	268	—%

Loss before income taxes	(4,420)	(0.6)%	(8,566)	(1.2)%

Provision (benefit) for income taxes	129	0.1%	(186)	—%

Net loss	$(4,549)	(0.7)%	$(8,380)	(1.2)%

Basic loss per share	$(0.07)		$(0.14)

Diluted loss per share	$(0.07)		$(0.14)

Weighted average shares outstanding:
Basic shares of common stock	62,247		61,441
Diluted shares of common stock	62,247		61,441

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	1.0%	(0.8)%
Net sales per average selling square foot (a)	$248	$236
Net sales per average store (b)	$1,295	$1,263
Average selling square footage per store (c)	5,203	5,291

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	November 2, 2013	February 2, 2013	October 27, 2012
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,378	$60,933	$23,500
Accounts receivable	10,198	8,216	9,630
Income taxes receivable	96	488	466
Inventories, net	123,100	80,198	116,278
Prepaid expenses	19,781	21,467	20,983
Other current assets	1,477	954	1,124
Total current assets	192,030	172,256	171,981

Property and equipment, net	85,249	97,960	102,939
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,729	6,755	4,361
Other assets	1,118	830	863
Total assets	$300,005	$292,680	$295,023
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$97,900	$74,410	$90,143
Accrued expenses	44,422	51,158	49,686
Income taxes payable	980	989	426
Deferred income taxes	6,729	6,755	4,361
Total current liabilities	150,031	133,312	144,616

Deferred rent	41,851	48,834	50,702
Other liabilities	3,513	4,282	4,898
Total liabilities	195,395	186,428	200,216

Total stockholders’ equity	104,610	106,252	94,807
Total liabilities and stockholders’ equity	$300,005	$292,680	$295,023

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Nine months ended November 2, 2013	Nine months ended October 27, 2012

Operating activities
Net loss	$(4,549)	$(8,380)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,047	25,878
Loss from impairment charges	278	384
Amortization of deferred financing costs	89	89
Share-based compensation expense	2,788	2,858
Changes in operating assets and liabilities:
Accounts receivable	(1,982)	(2,361)
Income taxes receivable	392	11
Inventories, net	(42,902)	(34,950)
Prepaid expenses	1,686	74
Accounts payable	23,490	17,846
Accrued expenses	(6,736)	(5,460)
Income taxes payable	(9)	(2,638)
Deferred rent	(6,983)	(6,425)
Other assets and liabilities	(2,059)	(375)
Net cash used in operating activities	(11,450)	(13,449)

Investing activities
Capital expenditures	(12,614)	(13,921)
Net cash used in investing activities	(12,614)	(13,921)

Financing activities
Proceeds from exercise of stock options	509	83
Net cash provided by financing activities	509	83

Net decrease in cash and cash equivalents	(23,555)	(27,287)

Cash and cash equivalents at beginning of period	60,933	50,787
Cash and cash equivalents at end of period	$37,378	$23,500